Exhibit 99.1Press Release of the Registrant

Contact: Terry L. Cochran, President and CEO
541/298-6633 or tcochran@columbiabancorp.com
Staci L. Coburn, Executive Vice President and CFO
541/298-3169 or scoburn@columbiariverbank.com

COLUMBIA BANCORP REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

The Dalles, Oregon – April 29, 2009 – Columbia Bancorp (Nasdaq: CBBO), the bank holding company for Columbia River Bank, reported its financial results for the first quarter of 2009.  Columbia reported continued progress on its strategic goal of rebalancing its balance sheet.  During the first quarter, gross loans decreased $27.7 million through a combination of normal attrition and pay-downs, transfers to other real estate owned and loan charge-offs.  Primarily due to a loan loss provision of $9.7 million, Columbia incurred a net loss of $6.9 million for the first quarter of 2009.  “This quarter we focused on continued management of problem loans, shrinking total assets, reducing or eliminating discretionary expenses and reorganizing and strengthening our special assets team,” explained Terry Cochran, President and CEO of Columbia.  “Over time, we believe these efforts will contribute to improved capital levels and a return to profitability.”

In March, Columbia announced its plans to relocate its operations center to The Dalles, Oregon where its corporate headquarters are located.  Combined with other restructuring and staff reductions late in 2008, the relocation is expected to yield annual salary savings of approximately $3.0 million.  “We are excited that the relocation will add more than 30 new staff positions in the Columbia River Gorge,” said Cochran.  “During the next couple of months, our teams will be busy interviewing and hiring new employees, as well as ensuring a smooth transition of operational functions.”  Columbia’s retail operations team will complete its relocation by the end of May, and the loan operations team will relocate by the end of June.

At Columbia’s Annual Meeting of Shareholders on April 23, 2009, Dr. Frank K. Toda was elected to serve, in the future, on the Board of Directors.  Dr. Toda currently serves as President of Columbia Gorge Community College and achieved the rank of Colonel during his 30 year career in the U.S. Air Force.  Dr. Toda’s father, Frank Toda, was one of the original founders of Columbia River Bank, serving on its organization committee in 1976.  “We are looking forward to welcoming Dr. Toda to the Board.  His background, experience and perspective will be of great benefit to Columbia,” said Richard E. Betz, Chairman of the Board.

BALANCE SHEET PERFORMANCE

During the first quarter of 2009, Columbia reduced gross loan totals to $836.3 million as of March 31, 2009, a 3% reduction from December 31, 2008.  Deposits totaled $937.2 million as of March 31, 2009, a decrease from December 31, 2008, which was primarily due to repayment of $47.9 million of wholesale deposits.  For the quarter ended March 31, 2009, the ratio of average gross loans to average deposits measured 88.3%, compared to 89.1% for the quarter ended December 31, 2008 and 98.5% for the quarter ended March 31, 2008.  “Our goal is to continue meeting the lending and credit needs of small businesses and individuals using local deposits gathered in the communities we serve,” said Cochran.

Investment securities totaled $42.2 million as of March 31, 2009, an increase of $10.1 million from December 31, 2008.  New purchases of U.S. Government-backed securities in the first quarter allowed Columbia to earn higher rates compared to overnight Federal Funds investments.  In addition, the securities are available to support liquidity requirements as needed.

CREDIT QUALITY

Non-performing assets (“NPAs”) increased $4.3 million to $106.4 million as of March 31, 2009, compared to $102.0 million as of December 31, 2008.  New property added to other real estate owned (“OREO”) comprised $1.7 million of the increase in NPAs.  The remaining $2.6 million increase in NPAs was due to an increase in non-accrual loans.  This increase was a result of $18.4 million of residential construction loans added to non-accrual status, offset by $11.0 million of charged-off loans and other reductions due to loan payoffs, the movement of credits into OREO and a return of loans to performing status.

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

The following table presents a five quarter history of non-accrual loans:

Non-Accrual Loans by Type:
(dollars in thousands)

	March 31, 2009		December 31, 2008		September 30, 2008		June 30, 2008		March 31, 2008
	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount
Real estate secured loans:
Residential lots, sub-divisions, home construction	71	$64,642	54	$63,119	49	$49,959	12	$26,542	2	$576
Residential	10	3,850	9	3,454	6	2,353	11	5,122	7	2,605
Commercial real estate	8	6,054	6	5,290	3	2,434	3	2,436	2	1,165
Agricultural farmland (1)	9	12,061	6	15,094	4	3,116	-	-	-	-
Commercial and industrial	15	3,531	12	3,072	11	3,335	5	717	2	45
Agricultural production	5	4,627	7	2,173	2	1,994	2	59	2	59
Consumer	5	221	7	148	3	39	1	9	2	9
	123	$94,986	101	$92,350	78	$63,230	34	$34,885	17	$4,459

(1) Real estate-secured agricultural loans may be used for agricultural production purposes.

Net charge-offs during the first quarter of 2009 totaled $11.0 million, compared to $5.4 million for the fourth quarter of 2008 and $960,000 for the first quarter of 2008.  Approximately $6.0 million of charge-offs were related to residential lot development credits where either new appraisals dictated further impairment charges of collateral-dependent loans or where other loans became totally collateral-dependent and were written down to the collateral value.  Approximately $5.0 million of charge-offs were related to two impaired agricultural loans secured by real estate where the real estate collateral values had fallen.

Provision for loan losses totaled $9.7 million for the first quarter of 2009, compared to $9.0 million for the fourth quarter of 2008 and $3.1 million for the first quarter of 2008.  The provision for loan losses represents a non-cash expense to set aside amounts for potential future loan losses inherent in the portfolio, based on risks identified as of the balance sheet date.  Increases to the provision in the current period primarily resulted from specific allocations assigned to credits that are being stressed by the national economy.

Allowance for credit losses (including liability for unfunded loan commitments), as reflected in Columbia’s balance sheet, totaled $23.9 million, or 2.9% of gross loans, as of March 31, 2009, $25.2 million, or 2.9% of gross loans, as of December 31, 2008 and $14.2 million, or 1.6% of gross loans, as of March 31, 2008.

Detailed review of classified loans, including non-accrual loans, continues to be a primary credit initiative at Columbia.  Loss allocations are recognized immediately when collateral value declines are evident and loans are not performing according to original terms.  In addition, loans internally risk rated at moderate levels are receiving heightened scrutiny at all levels of management to identify credit weaknesses at their earliest point.  This allows for timely resolution of these identified weaknesses to prevent migration to a troubled loan status.  Also, staffing increases and organizational structure changes in Columbia’s special assets team are allowing for more effective and immediate collection efforts.

In March, the Federal Deposit Insurance Corporation (“FDIC”) and the U.S. Department of the Treasury (“Treasury”) announced details of a new joint Legacy Loans Program (“LLP”).  The LLP is designed to boost private demand for distressed assets that are currently held by banks and facilitate market-priced sales of troubled assets.  Under the program, the FDIC and Treasury will partner with private investors to purchase troubled assets from banks in exchange for FDIC-backed notes payable to the banks.  “As we await further details of the Legacy Loans Program, we are proactively reviewing our loan portfolio to identify loans we would consider selling,” explained Craig Hummel, Chief Credit Officer.  “Depending on how the program develops, Columbia could benefit substantially from the sales of certain loans, which would help raise our capital ratios.”

NET INTEREST INCOME AND MARGIN

Net interest income before provision for loan losses totaled $6.8 million for the first quarter of 2009, compared to $6.9 million for the fourth quarter of 2008 and $12.4 million for the first quarter of 2008.  During the first quarter of 2009, $730,000 of interest income was reversed as loans were placed on non-accrual status.  Including this amount of reversed interest, Columbia was unable to recognize additional interest income of $2.1 million relating to loans currently on non-accrual status.

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

Net interest margin was 2.79% for the first quarter of 2009, compared to 2.60% for the fourth quarter of 2008 and 5.15% for the first quarter of 2008.  Compared to the fourth quarter of 2008, net interest margin increased 19 basis points due to higher loan yields as average loan balances declined and due to lower interest rates paid on demand deposits.  Net interest margin declined since the first quarter of 2008 following a series of cuts in the Fed Funds rate (225 basis points since March 31, 2008).  Because approximately 73% of Columbia’s loans are variable rate, loan yields declined significantly as interest rates were cut.  If non-accrual loans had performed according to original terms, the net interest margin would have improved by 85 basis points for the first quarter of 2009.

“We expect continued improvement in our net interest margin over the next few quarters, as our efforts to replace expensive wholesale funds with retail deposits have a positive effect on the bank’s overall cost of funds,” explained Staci Coburn, Executive Vice President and Chief Financial Officer.  “During the first quarter 2009, $42.3 million in brokered certificates of deposits matured without replacement, with an average rate of 4.08%.  We expect to mature an additional $92.9 million in brokered certificates of deposits without replacement, with an average rate of 4.31%, by the end of 2009.”

OPERATING EXPENSES

Non-interest expense totaled $10.9 million for the first quarter of 2009, compared to $17.3 million for the fourth quarter of 2008 and $10.5 million for the first quarter of 2008.  Salaries and benefits for the first three months of 2009 were lower than the prior year periods due to staffing reductions and suspension of company contributions to employee retirement plans.  In addition, no bonuses or incentive compensation were awarded during the first quarter of 2009.  As of March 31, 2009, Columbia’s total employee count was 330, compared to 428 as of March 31, 2008.  Occupancy expense for the first quarter of 2009 trended slightly higher than prior year periods following completion of permanent branch facilities in Yakima and Sunnyside, Washington in 2008, and lease expense related to administration facilities in Vancouver, Washington.  FDIC premiums and state assessments increased significantly, totaling $1.9 million for the first quarter of 2009, compared to $280,000 for the fourth quarter of 2008 and $165,000 for the first quarter of 2008.

CAPITAL

As of March 31, 2009, Columbia River Bank is considered adequately-capitalized for regulatory purposes.  Columbia believes it will be prudent to maintain higher capital levels given the significant amount of troubled assets.  The following table presents the regulatory capital ratios for Columbia River Bank:

		Well-Capitalized
	Adequately-Capitalized	Thresholds for
	Thresholds	Columbia River Bank	March 31, 2009
Total risk-based capital	8.00%	10.00%	8.35%
Tier 1 risk-based capital	4.00%	6.00%	7.08%
Leverage ratio	4.00%	10.00%	5.97%

For the near term, Columbia River Bank intends to remain adequately-capitalized by regulatory definition, and plans to prudently manage its capital in order to return to well-capitalized status as soon as possible.  Over the next several quarters, Columbia anticipates capital levels will improve based on continued rebalancing of loans and deposits, combined with cost cutting initiatives and resolution of non-performing assets.  Efforts to improve capital levels are partially dependent on an economic recovery taking hold.  In particular, Columbia would benefit from stabilization and improvement in real estate values, which would provide greater opportunity to resolve non-performing loans.

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

Columbia believes its regional markets may benefit from various infrastructure projects and stimulus programs funded by the recently passed American Recovery and Reinvestment Act.  Projects throughout Columbia’s markets may contribute to stabilization and recovery of local economies, including:

•
$2 billion cleanup project at the Department of Energy Hanford Site in Kennewick, Washington.  News of the stimulus project allowed the Energy Department to continue employment of 250 contractors and 4,000 jobs are expected to be created or saved as a result of the stimulus.

•	$19 million new building construction for the Oregon National Guard Armory located in The Dalles, Oregon on the campus of Columbia Gorge Community College.

Columbia continues to consider and assess the benefits of the following strategies to raise capital levels, including the following:

•	Continued reductions in other overhead expenses
•	Sale and leaseback of branch facilities
•	Sale and/or lease of excess branch property
•	Sale and/or participation of loans
•	Raise capital from third party investors
•	Participation in Legacy Loans Program or other government relief programs

SUMMARY

“Although we continue to be challenged by the current economy, since problems began developing in 2008 we have aggressively responded with changes in our leadership structure and operations, including significant staffing cuts at all levels of the organization and overhead expense reductions.  Our cost cutting measures were designed to ensure minimal effects on customer service levels.  We will continue to make tough decisions to ensure the long-term viability of Columbia River Bank and we are committed to moving back to our roots with the values and principles of community banking,” concluded Cochran.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the bank holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco, Richland, and Vancouver, Washington.  To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability maintain and grow our deposit base in the face of continuing uncertainty surrounding the financial institutions industry and our markets in particular; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; our ability to estimate accurately the collectability of our loans and mitigate the potential risks associated with acquisition and sale of any underlying collateral; economic and other factors which affect the collectability of our loans generally; our ability to address the risks associated with the geographic and industry-specific concentrations of our loan portfolio; the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)

	Three Months Ended
	March 31,	December 31,	%	March 31,	%
	2009	2008	Change	2008	Change
Interest income	$12,886	$13,626	-5%	$18,465	-30%
Interest expense	6,122	6,776	-10%	6,103	-
Net interest income before provision for loan losses	6,764	6,850	-1%	12,362	-45%
Provision for loan losses	9,700	9,010	8%	3,050	218%
Net interest income (loss) after provision for loan losses	(2,936)	(2,160)	-36%	9,312	-132%

Non-interest income:
Service charges and fees	1,207	1,326	-9%	1,158	4%
Mortgage loan origination income	-	74	-100%	925	-100%
Payment system revenue, net	214	178	20%	122	75%
Financial services revenue	172	232	-26%	270	-36%
Credit card discounts and fees	91	149	-39%	143	-36%
Other non-interest income	543	289	88%	463	17%
Total non-interest income	2,227	2,248	-1%	3,081	-28%

Non-interest expense:
Salaries and employee benefits	4,267	4,444	-4%	5,874	-27%
Occupancy expense	1,540	1,454	6%	1,311	17%
Goodwill impairment	-	7,389	-100%	-	-
Loss on real estate owned	50	369	-86%	-	-
FDIC premiums and state assessments	1,928	280	589%	165	1068%
Other non-interest expense	3,125	3,339	-6%	3,116	-
Total non-interest expense	10,910	17,275	-37%	10,466	4%

Income (loss) before provision for income taxes	(11,619)	(17,187)	32%	1,927	-703%
Provision for (benefit from) income taxes	(4,717)	(3,906)	-21%	708	-766%
Net income (loss)	$(6,902)	$(13,281)	48%	$1,219	-666%

Earnings (loss) per common share:
Basic	$(0.69)	$(1.32)	48%	$0.12	-675%
Diluted	(0.69)	(1.32)	48%	0.12	-675%
Cumulative dividend per common share	-	-	-	0.10	-100%

Book value per common share	$6.78	$7.45	-9%	$10.21	-34%
Tangible book value per common share (1)	6.78	7.45	-9%	9.48	-29%

Weighted average shares outstanding:
Basic	10,030	10,028		10,014
Diluted	10,030	10,028		10,109
Actual shares outstanding	10,065	10,067		10,048

	Quarter Ended
	March 31,	December 31,	March 31,
RATIOS	2009	2008	2008
Interest rate yield on interest-earning assets, tax equivalent	5.30%	5.16%	7.69%
Interest rate expense on interest-bearing liabilities	3.07%	3.22%	3.43%
Interest rate spread, tax equivalent	2.22%	1.94%	4.26%
Net interest margin, tax equivalent	2.79%	2.60%	5.15%
Efficiency ratio (2)	121.34%	108.66%	67.77%
Return on average assets	-2.59%	-4.64%	0.48%
Return on average equity	-38.64%	-61.74%	4.75%
Average equity / average assets	6.71%	7.52%	10.01%

(1) Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2) Non-interest expense divided by net interest income and non-interest income, excluding goodwill impairment.

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

BALANCE SHEET
(Unaudited)
(In thousands)

			Quarter over		Year over
	March 31,	December 31,	Quarter	March 31,	Year
	2009	2008	% Change	2008	% Change
ASSETS
Cash and cash equivalents	$103,655	$182,479	-43%	$64,149	62%
Investment securities	42,155	32,076	31%	34,242	23%
Loans:
Commercial loans	133,173	127,598	4%	128,082	4%
Agricultural loans	68,413	74,630	-8%	66,619	3%
Real estate loans	380,353	389,801	-2%	379,019	-
Real estate loans - construction	236,851	253,683	-7%	290,996	-19%
Consumer loans	13,417	14,414	-7%	12,275	9%
Loans held for sale	-	-	-	14,091	-100%
Other loans	4,110	3,878	6%	11,328	-64%
Total gross loans	836,317	864,004	-3%	902,410	-7%

Unearned loan fees	(562)	(562)	-	(994)	43%
Allowance for loan losses	(23,222)	(24,492)	5%	(13,264)	-75%
Net loans	812,533	838,950	-3%	888,152	-9%

Property and equipment, net	22,777	23,628	-4%	22,877	-
Other real estate owned	11,329	9,622	18%	7,315	55%
Goodwill	-	-	-	7,389	-100%
Other assets	42,623	35,539	20%	22,038	93%
Total assets	$1,035,072	$1,122,294	-8%	$1,046,162	-1%

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$183,285	$215,922	-15%	$205,348	-11%
Interest bearing demand deposits	277,520	271,244	2%	319,465	-13%
Savings accounts	30,793	30,873	-	35,146	-12%
Time certificates	445,610	486,157	-8%	341,005	31%
Total deposits	937,208	1,004,196	-7%	900,964	4%

Borrowings	23,441	36,613	-36%	33,802	-31%
Other liabilities	6,210	6,436	-4%	8,782	-29%
Total liabilities	966,859	1,047,245	-8%	943,548	2%

Shareholders' equity	68,213	75,049	-9%	102,614	-34%
Total liabilities and shareholders' equity	$1,035,072	$1,122,294	-8%	$1,046,162	-1%

COLUMBIA BANCORP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
APRIL 29, 2009

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	March 31, 2009	December 31, 2008	March 31, 2008
Delinquent loans on non-accrual status	$94,986	$92,350	$4,459
Restructured loans	46	57	73
Total non-performing loans	95,032	92,407	4,532
Other real estate owned	11,329	9,622	7,315
Repossessed other assets	-	-	5
Total non-performing assets	$106,361	$102,029	$11,852

Total non-performing assets / total assets	10.28%	9.09%	1.13%

	Quarter Ended
ALLOWANCE FOR CREDIT LOSSES	March 31, 2009	December 31, 2008	March 31, 2008
Allowance for loan losses, beginning of period	$24,492	$20,927	$11,174
Provision for loan losses	9,700	9,010	3,050
Recoveries	75	93	84
Charge offs	(11,045)	(5,538)	(1,044)
Allowance for loan losses, end of period	23,222	24,492	13,264
Liability for unfunded loan commitments	706	681	889
Allowance for credit losses	$23,928	$25,173	$14,153

Allowance for loan losses / gross loans	2.78%	2.83%	1.47%
Allowance for credit losses / gross loans	2.86%	2.91%	1.57%
Non-performing loans / allowance for loan losses	409.23%	377.29%	34.17%

	Quarter Ended
FINANCIAL PERFORMANCE	March 31, 2009	December 31, 2008	March 31, 2008
Average interest earning assets	$990,145	$1,054,643	$968,805
Average loans, net of unearned loan fees	855,819	897,690	891,725
Average assets	1,079,152	1,138,310	1,031,205
Average interest bearing liabilities	807,708	836,842	715,962
Average interest bearing deposits	776,806	799,761	700,660
Average deposits	969,778	1,008,503	906,340
Average liabilities	1,006,711	1,052,742	927,931
Average equity	72,441	85,568	103,274

	March 31, 2009			December 31, 2008			March 31, 2008
CONSTRUCTION LOANS BY REGION	Residential	Commercial	Total	Residential	Commercial	Total	Residential	Commercial	Total
Columbia River Gorge	$15,225	$2,604	$17,829	$16,416	$2,372	$18,788	$13,115	$3,959	$17,074
Columbia Basin - Eastern Washington	6,884	16,357	23,241	11,404	20,152	31,556	11,025	14,019	25,044
Columbia Basin - Northeastern Oregon	6,763	4,649	11,412	6,872	4,742	11,614	5,866	4,506	10,372
Central Oregon	67,867	36,550	104,417	70,076	37,479	107,555	92,648	34,291	126,939
Willamette Valley (1)	68,807	11,145	79,952	71,885	12,285	84,170	105,524	6,043	111,567
	$165,546	$71,305	$236,851	$176,653	$77,030	$253,683	$228,178	$62,818	$290,996

(1) Includes Portland, Oregon and Vancouver, Washington metropolitan area